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                                                                      EXHIBIT 21


                                ENERGYSOUTH, INC.


                           SUBSIDIARIES OF REGISTRANT

                                   Percent of Voting      State of
      Subsidiary                   Securities Owned     Incorporation
      ----------                   -----------------    -------------
Mobile Gas Service Corporation          100%              Alabama

MGS Storage Services, Inc.              100%              Alabama

EnergySouth Services, Inc.              100%              Alabama

MGS Marketing Services, Inc.            100%              Alabama

                PARTNERSHIPS IN WHICH REGISTRANT OWNS AN INTEREST


      Partnership                   Equity Ownership
      -----------                   ----------------
Bay Gas Storage Company, Ltd.            87.5%

Southern Gas Transmission Co.              51%